MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
                      PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Fashion Net, Inc. (A Development Stage Company), of our report dated August 6, 2008 on our audit of the financial statements of Fashion Net, Inc. (A Development Stage Company) as of December 31, 2007 and the related statements of operations, stockholders’ equity (deficit) and cash flows through December 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
September 29, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501